Exhibit 99.2

Max Re Capital Ltd. Announces 2006 Earnings Guidance

Hamilton, Bermuda, February 10, 2006 - Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH) announced today the following guidance for the full year 2006.

Gross premiums written are expected to be between $1.0 and $1.1 billion.

The property and casualty combined ratio, which is defined as total losses and expenses as a percentage of net premiums earned, is expected to range between 88% and 90%.

Net operating earnings per share, which represents net income decreased by net realized gains on sale of fixed maturities, are expected to be between $3.00 and $3.50 per share.

Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, offers customized insurance and reinsurance solutions to property and casualty insurers, life and health insurers and large corporations.

The above remarks about future expectations, plans and prospects from the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act Of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2005 and other documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information:

Keith S. Hynes
Executive Vice President & CFO
441-296-8800
keithh@maxre.bm

N. James Tees
Senior Vice President & Treasurer
441- 296-8800
jimt@maxre.bm